Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS SECOND QUARTER 2012 RESULTS

•	20% increase in second quarter diluted earnings per share to $1.15
•	Second quarter comparable store sales increase of 2.5%
•	Operating margin for the second quarter increases 56 bps to 15.6%

Springfield, MO, July 25, 2012 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its second quarter ended June 30, 2012.

2nd Quarter Financial Results

Sales for the second quarter ended June 30, 2012, increased $84 million, or 6%, to $1.56 billion from $1.48 billion for the same period one year ago.  Gross profit for the second quarter increased to $780 million (or 49.9% of sales) from $719 million (or 48.6% of sales) for the same period one year ago, representing an increase of 9%.  Selling, general and administrative expenses (“SG&A”) for the second quarter, increased to $536 million (or 34.3% of sales) from $496 million (or 33.5% of sales) for the same period one year ago, representing an increase of 8%.  Operating income for the second quarter, increased to $244 million (or 15.6% of sales) from $222 million (or 15.0% of sales) for the same period one year ago, representing an increase of 10%.

Net income for the second quarter ended June 30, 2012, increased $12 million, or 9%, to $146 million (or 9.3% of sales) from $134 million (or 9.0% of sales) for the same period one year ago.  Diluted earnings per common share for the second quarter increased 20% to $1.15 on 127 million shares versus $0.96 for the same period one year ago on 140 million shares.

“We are pleased to report solid second quarter results, highlighted by a 20% increase in diluted earnings per share, which was driven by a 56 basis point increase in operating margin,” stated Greg Henslee, O’Reilly’s CEO and Co-President.  “Despite the challenging environment during the quarter, our continued commitment to providing industry-leading customer service allowed us to profitably grow sales with a comparable store sales increase of 2.5%, while also increasing our gross profit by 132 basis points.  I would like to thank our over 52,000 Team Members for their continued dedication and hard work - your commitment to providing the highest level of customer service in the industry remains the key to our current and long-term success.”

Year-to-Date Financial Results

Sales for the first six months of 2012 increased $230 million, or 8%, to $3.09 billion from $2.86 billion for the same period one year ago.  Gross profit for the first six months of 2012 increased to $1.54 billion (or 49.9% of sales) from $1.39 billion (or 48.5% of sales) for the same period one year ago, representing an increase of 11%.  SG&A for the first six months of 2012 increased to $1.05 billion (or 34.0% of sales) from $970 million (or 33.9% of sales) for the same period one year ago, representing an increase of 8%.  Operating income for the first six months of 2012 increased to $491 million (or 15.9% of sales) from $419 million (or 14.6% of sales) for the same period one year ago, representing an increase of 17%.

Net income for the first six months of 2012 increased $57 million, or 24%, to $294 million (or 9.5% of sales) from $236 million (or 8.3% of sales) for the same period one year ago.  Diluted earnings per common share for the first six months of 2012 increased 37% to $2.29 on 128 million shares versus $1.67 for the same period one year ago on 141 million shares.

As previously announced, the Company’s results for the first six months of 2011 included one-time charges associated with the financing transactions the Company completed in January of 2011.  The one-time charges included a non-cash charge to write off the balance of debt issuance costs related to the Company’s previous credit facility in the amount of $22 million ($13 million, net of tax) and a charge related to the termination of the Company’s interest rate swap agreements in the amount of $4 million ($3 million, net of tax).  The charges related to the Company’s financing transactions were included in “Other income (expense)” on the Company’s Condensed Consolidated Statements of Income for the six months ended June 30, 2011.  The results discussed in the paragraph below are adjusted for these nonrecurring items for the six months ended June 30, 2012 and 2011, and are reconciled in the table accompanying this release.

Adjusted net income for the first six months of 2012 increased $41 million, or 16%, to $294 million (or 9.5% of sales) from $252 million (or 8.8% of sales) for the same period one year ago.  Adjusted diluted earnings per common share for the first six months of 2012 increased 29% to $2.29 from $1.78 for the same period one year ago.

Mr. Henslee commented, “We continue to make significant progress on our initiative to operate the business with less working capital – highlighting our progress is an increase in year-to-date free cash flow of 31% to $540 million, and we have used this free cash to directly return value to our shareholders through our share repurchase program.  We have repurchased $861 million of our stock this year and, since the inception of the program last year, we have repurchased over $1.8 billion of our stock."

Mr. Henslee continued, “We believe the key drivers for demand in our industry remain intact, however, more importantly, we remain dedicated to executing our proven dual market strategy and providing the highest level of customer service in the industry.  Our unwavering commitment to both our do-it-yourself and professional service provider customers, supported by our robust distribution infrastructure, unsurpassed parts availability and highly trained and knowledgeable parts professionals, is the key to our continued future, profitable growth.”

O’Reilly’s COO and Co-President, Ted Wise, commented, “We currently operate 3,859 stores, after opening 50 new stores during the quarter, keeping us on track to open 180 net, new stores during 2012.  July marks the fourth anniversary of our acquisition of CSK Auto Inc. and we continue to build strong relationships with our professional service provider customers, as well as increase O’Reilly brand recognition, in these acquired markets.  We remain focused on growing our retail market share and thus far this year, we have relocated 17 stores and renovated 34 stores to improve both our retail image and ensure the best customer experience possible.  Our continued growth and success is the direct result of our Team Members’ commitment to providing excellent customer service every day and I want to thank each of you for your dedication and hard work.”

Share Repurchase Program

As previously announced, on June 1, 2012, the Company’s Board of Directors approved a resolution to increase the authorization under the Company’s share repurchase program by an additional $500 million, raising the cumulative authorization under the share repurchase program to $2 billion.  During the second quarter ended June 30, 2012, the Company repurchased 4.5 million shares of its common stock at an average price per share of $97.47 for a total investment of $440 million.  During the six months ended June 30, 2012, the Company repurchased 6.3 million shares of its common stock at an average price per share of $94.52 for a total investment of $594 million.  Subsequent to the end of the second quarter and through the date of this release, the Company repurchased an additional 3.1 million shares of its common stock at an average price per share of $85.48 for a total investment of $267 million.  The Company has repurchased a total of 25.3 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 through the date of this release, at an average price of $72.67, for a total investment of $1.84 billion.  As of the date of this release, the Company had approximately $163 million remaining under its share repurchase program.

2nd Quarter and Year-to-Date Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to team members.  Comparable store sales increased 2.5% for the second quarter ended June 30, 2012, versus 4.4% for the same period one year ago.  Comparable store sales increased 4.9% for the first six months of 2012, versus 5.0% for the same period one year ago.

3rd Quarter and Updated Full-Year 2012 Guidance

The table below outlines the Company’s guidance for selected third quarter and updated full-year 2012 financial data:

	Three Months Ending	Year Ending
	September 30, 2012	December 31, 2012
Comparable store sales	1% to 3%	3% to 5%
Total revenue		$6.15 billion to $6.25 billion
Gross profit margin		49.4% to 49.8%
Operating margin		15.4% to 15.9%
Diluted earnings per share (1)	$1.25 to $1.29	$4.56 to $4.66
Capital expenditures		$315 million to $345 million
Free cash flow (2)		$725 million to $775 million
(1) Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2) Calculated as net cash flows provided by operating activities less capital expenditures for the period.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted net income, adjusted diluted earnings per common share, free cash flow, and rent-adjusted debt to adjusted earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”).  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of financial results and estimates excluding the impact of the former CSK Auto Corporation (“CSK”) officer clawback, the non-cash charge to write off the balance of debt issuance costs, the charge related to the termination of interest rate swap agreements, the nonrecurring, non-operating gain related to the settlement of a note receivable acquired in the acquisition of CSK, the charges related to the legacy CSK DOJ investigation, as well as the presentation of adjusted debt to adjusted EBITDAR and free cash flow, provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the tables accompanying this release.

Earnings Conference Call Information

The Company will host a conference call on Thursday, July 26, 2012, at 10:00 a.m. central time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room”.  Interested analysts are invited to join the call.  The dial-in number for the call is (706) 679-5789; the conference call identification number is 93846243.  A replay of the call will be available on the Company’s website following the conference call.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Founded in 1957 by the O’Reilly family, the Company operated 3,859 stores in 39 states as of June 30, 2012.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company’s increased debt levels, credit ratings on the Company’s public debt, the Company’s ability to hire and retain qualified employees, risks associated with the performance of acquired businesses such as CSK, weather, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2011, for additional factors that could materially affect the Company’s financial performance.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact:            Investor & Media Contact                                          Mark Merz (417) 829-5878

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2012	June 30, 2011	December 31, 2011
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$367,717	$268,792	$361,552
Accounts receivable, net	151,936	136,184	135,149
Amounts receivable from vendors	61,709	67,807	68,604
Inventory	2,145,339	2,035,282	1,985,748
Deferred income taxes	-	16,238	-
Other current assets	37,291	29,881	56,557
Total current assets	2,763,992	2,554,184	2,607,610

Property and equipment, at cost	3,166,389	2,860,595	3,026,996
Less: accumulated depreciation and amortization	1,013,604	852,001	933,229
Net property and equipment	2,152,785	2,008,594	2,093,767

Notes receivable, less current portion	7,404	13,292	10,889
Goodwill	744,131	744,028	743,907
Other assets, net	41,780	45,804	44,328
Total assets	$5,710,092	$5,365,902	$5,500,501

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,699,817	$1,115,252	$1,279,294
Self-insurance reserves	55,895	52,367	53,155
Accrued payroll	56,191	47,893	52,465
Accrued benefits and withholdings	41,332	35,720	41,512
Deferred income taxes	1,516	-	1,990
Income taxes payable	-	25,432	-
Other current liabilities	157,625	180,574	150,932
Current portion of long-term debt	522	1,005	662
Total current liabilities	2,012,898	1,458,243	1,580,010

Long-term debt, less current portion	796,884	497,547	796,912
Deferred income taxes	93,713	73,701	88,864
Other liabilities	193,945	183,026	189,864

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
122,014,308 as of June 30, 2012;
135,955,214 as of June 30, 2011; and
127,179,792 as of December 31, 2011	1,220	1,360	1,272
Additional paid-in capital	1,122,014	1,135,735	1,110,105
Retained earnings	1,489,418	2,016,290	1,733,474
Total shareholders’ equity	2,612,652	3,153,385	2,844,851

Total liabilities and shareholders’ equity	$5,710,092	$5,365,902	$5,500,501

Note:  The balance sheet at December 31, 2011, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United Sates for complete financials.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Sales	$1,562,849	$1,479,318	$3,092,241	$2,862,056
Cost of goods sold, including warehouse and distribution expenses	782,988	760,657	1,550,700	1,473,614
Gross profit	779,861	718,661	1,541,541	1,388,442

Selling, general and administrative expenses	536,258	496,293	1,050,437	969,637
Operating income	243,603	222,368	491,104	418,805

Other income (expense):
Interest expense	(9,140)	(6,257)	(18,271)	(11,494)
Interest income	658	562	1,285	1,104
Write-off of asset-based revolving credit facility debt issuance costs	-	-	-	(21,626)
Termination of interest rate swap agreements	-	-	-	(4,237)
Other, net	(51)	309	744	604
Total other expense	(8,533)	(5,386)	(16,242)	(35,649)

Income before income taxes	235,070	216,982	474,862	383,156

Provision for income taxes	88,950	83,210	181,250	146,910
Net income	$146,120	$133,772	$293,612	$236,246

Earnings per share-basic:
Earnings per share	$1.17	$0.97	$2.33	$1.70
Weighted-average common shares outstanding – basic	124,870	137,399	125,920	138,982

Earnings per share-assuming dilution:
Earnings per share	$1.15	$0.96	$2.29	$1.67
Weighted-average common shares outstanding – assuming dilution	127,188	139,716	128,261	141,289

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Six Months Ended
	June 30,
	2012	2011
		(Note)
Operating activities:
Net income	$293,612	$236,246
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	88,230	80,114
Amortization of debt discount and issuance costs	837	692
Write-off of asset-based revolving credit facility debt issuance costs	-	21,626
Excess tax benefit from stock options exercised	(23,692)	(7,381)
Deferred income taxes	4,375	20,729
Share-based compensation programs	10,891	10,533
Other	4,075	5,439
Changes in operating assets and liabilities:
Accounts receivable	(20,802)	(19,835)
Inventory	(159,591)	(11,793)
Accounts payable	420,554	219,546
Income taxes payable	47,159	27,987
Other	25,810	(22,435)
Net cash provided by operating activities	691,458	561,468

Investing activities:
Purchases of property and equipment	(151,327)	(150,649)
Proceeds from sale of property and equipment	2,071	621
Payments received on notes receivable	2,100	3,022
Other	-	226
Net cash used in investing activities	(147,156)	(146,780)

Financing activities:
Proceeds from borrowings on asset-based revolving credit facility	-	42,400
Payments on asset-based revolving credit facility	-	(398,400)
Proceeds from the issuance of long-term debt	-	496,485
Payment of debt issuance costs	-	(7,385)
Principal payments on debt and capital leases	(367)	(794)
Repurchases of common stock	(594,450)	(338,030)
Excess tax benefit from stock options exercised	23,692	7,381
Net proceeds from issuance of common stock	32,988	22,726
Net cash used in financing activities	(538,137)	(175,617)

Net increase in cash and cash equivalents	6,165	239,071
Cash and cash equivalents at beginning of period	361,552	29,721
Cash and cash equivalents at end of period	$367,717	$268,792

Supplemental disclosures of cash flow information:
Income taxes paid	$125,575	$92,781
Interest paid, net of capitalized interest	17,718	1,449

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

	Twelve Months Ended
	June 30,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	2012	2011
GAAP debt	$797,406	$498,552
Add: Letters of credit	57,773	74,321
Discount on senior notes	3,483	3,353
Rent times six	1,413,048	1,374,390
Non-GAAP adjusted debt	$2,271,710	$1,950,616

GAAP net income	$565,039	$458,548
Former CSK officer clawback, net of tax	(1,741)	-
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	-	13,335
Termination of interest rate swap agreements, net of tax	-	2,613
Gain on settlement of note receivable, net of tax	-	(7,215)
Legacy CSK DOJ investigation charge	-	5,900
Non-GAAP adjusted net income	563,298	473,181
Add: Interest expense	34,942	28,742
Taxes, net of impact of former CSK officer clawback, debt issuance costs write-off, swap agreements termination and gain on settlement of note receivable	341,383	289,551
Adjusted EBIT	939,623	791,474

Add: Depreciation and amortization	173,996	161,619
Rent expense	235,508	229,065
Share-based compensation expense	20,937	19,068
Adjusted EBITDAR	$1,370,064	$1,201,226

Adjusted debt to adjusted EBITDAR	1.66	1.62

	June 30,
	2012	2011
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.5	1.4
Inventory turnover, net of payables (2)	4.8	2.8
Average inventory per store (in thousands) (3)	$556	$557
Accounts payable to inventory (4)	79.2%	54.8%
Debt-to-capital (5)	23.4%	13.7%
Return on equity (6)	20.2%	15.0%
Return on assets (7)	10.1%	9.2%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Selected Financial Information (in thousands):
Capital expenditures	$75,870	$56,245	$151,327	$150,649
Free cash flow (8)	$201,060	$211,110	$540,131	$410,819
Depreciation and amortization	$44,397	$41,323	$88,230	$80,114
Interest expense	$9,140	$6,257	$18,271	$11,494
Lease and rental expense	$60,065	$57,152	$118,924	$114,313

Store and Team Member Information:
	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2012	2011	2012	2011	2012	2011
Beginning store count	3,809	3,613	3,740	3,570	3,657	3,492
New stores opened	50	44	123	99	207	182
Stores closed	-	-	(4)	(12)	(5)	(17)
Ending store count	3,859	3,657	3,859	3,657	3,859	3,657

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Total employment	52,254	49,229	52,254	49,229
Square footage (in thousands)	27,421	25,950	27,421	25,950
Sales per weighted-average square foot (9)	$56.82	$56.82	$223.45	$218.86
Sales per weighted-average store (in thousands) (10)	$404	$403	$1,586	$1,551

(1)

Calculated as cost of sales for the last 12 months divided by average inventory.  Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)

Calculated as cost of sales for the last 12 months divided by average net inventory.  Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as total inventory divided by store count at end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)	Calculated as the sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders' equity.
(6)

Calculated as the last 12 months adjusted net income, adjusted to exclude the impact of the previously disclosed benefit related to the former CSK officer clawback in the amount of $3 million ($2 million, net of tax), charges to write off the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million ($13 million, net of tax), termination of the Company's interest rate swap agreements in the amount of $4 million ($3 million, net of tax), nonrecurring, non-operating gain related to the settlement of a CSK note receivable in the amount of $12 million ($7 million, net of tax) and charges related to the CSK DOJ investigation in the amount of $6 million, divided by average shareholders' equity.  Average shareholders' equity is calculated as the average of shareholders' equity for the trailing four quarters used in determining the denominator.

(7)

Calculated as the last 12 months adjusted net income, adjusted for the items discussed in footnote (6), divided by average total assets.  Average total assets are calculated as the average total assets for the trailing four quarters used in determining the denominator.

(8)	Calculated as net cash flows provided by operating activities less capital expenditures for the period.
(9)

Calculated as total sales less jobber sales, divided by weighted-average square feet.  Weighted-average sales per square foot are weighted to consider the approximate dates of store openings or expansions.

(10)	Calculated as total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store are weighted to consider the approximate dates of store openings or expansions.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(Unaudited)

	Six Months Ended June 30,
(In thousands, except per share data)	2012	2011
GAAP net income	$293,612	$236,246
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	-	13,335
Termination of interest rate swap agreements, net of tax	-	2,613
Non-GAAP adjusted net income	$293,612	$252,194

GAAP diluted earnings per share	$2.29	$1.67
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	-	0.09
Termination of interest rate swap agreements, net of tax	-	0.02
Non-GAAP adjusted diluted earnings per share	$2.29	$1.78

Weighted-average common shares outstanding – assuming dilution	128,261	141,289